Exhibit 10.1

CUSIP Numbers:  Deal #88268DAA1
Revolver #88268DAB9

$150,000,000

CREDIT AGREEMENT
Dated as of October 8, 2004
among
TEXAS ROADHOUSE, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer,
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as Co-Lead Arranger,

and

NATIONAL CITY BANK OF KENTUCKY,
as Co-Lead Arranger and as Syndication Agent,

TABLE OF CONTENTS

Section

Article 1 DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms

1.02	Other Interpretive Provisions

1.03	Accounting Terms

1.04	UCC Terms

1.05	Rounding

1.06	Times of Day

1.07	Letter of Credit Amounts

Article 2 THE COMMITMENTS AND CREDIT EXTENSIONS
2.01	Committed Loans

2.02	Borrowings, Conversions and Continuations of Committed Loans

2.03	Letters of Credit

2.04	Swing Line Loans

2.05	Prepayments

2.06	Termination or Reduction of Commitments

2.07	Repayment of Loans

2.08	Interest

2.09	Fees

2.10	Computation of Interest and Fees

2.11	Evidence of Debt

2.12	Payments Generally; Administrative Agent’s Clawback

2.13	Sharing of Payments by Lenders

2.14	Security

Article 3 TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes

3.02	Illegality

3.03	Inability to Determine Rates

3.04	Increased Costs

3.05	Compensation for Losses

3.06	Mitigation Obligations

3.07	Survival

Article 4 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Initial Credit Extension

4.02	Conditions to all Credit Extensions

Article 5 REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws

5.02	Authorization; No Contravention

5.03	Governmental Authorization; Other Consents

5.04	Binding Effect

5.05	Financial Statements; No Material Adverse Effect

5.06	Litigation

5.07	No Default

5.08	Ownership of Property; Liens

5.09	Environmental Compliance

5.10	Insurance

5.11	Taxes

5.12	ERISA Compliance

5.13	Subsidiaries

5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act

5.15	Material Contracts

5.16	Disclosure

5.17	Compliance with Laws

5.18	Intellectual Property; Licenses, Etc

5.19	Employee Relations

5.20	Burdensome Provisions

5.21	Survival of Representations and Warranties, Etc

Article 6 AFFIRMATIVE COVENANTS
6.01	Financial Statements

6.02	Certificates; Other Information

6.03	Notices

6.04	Payment of Obligations

6.05	Preservation of Existence, Etc

6.06	Maintenance of Properties

6.07	Maintenance of Insurance

6.08	Compliance with Laws

6.09	Environmental Laws

6.10	Compliance with ERISA

6.11	Compliance With Agreements

6.12	Books and Records

6.13	Inspection Rights

6.14	Use of Proceeds

6.15	Additional Subsidiaries

6.16	Required Joint Venture Distributions

6.17	Holdings Roll-Up

6.18	Further Assurances

Article 7 NEGATIVE COVENANTS
7.01	Liens

7.02	Investments

7.03	Indebtedness

7.04	Fundamental Changes

7.05	Dispositions

7.06	Restricted Payments

7.07	Limitations on Exchange and Issuance of Capital Stock

7.08	Change in Nature of Business

7.09	Accounting Changes; Organizational Documents

7.10	Transactions with Affiliates

7.11	Burdensome Agreements

7.12	Use of Proceeds

7.13	Impairment of Security Interests

7.14	Restrictions on Conduct of IP Holdco

7.15	Financial Covenants

7.16	Capital Expenditures

7.17	Restaurant Expenditure Limitations

7.18	Consolidated New Unit Pre-Opening Costs Limitations

Article 8 EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default

8.02	Remedies Upon Event of Default

8.03	Application of Funds

Article 9 ADMINISTRATIVE AGENT
9.01	Appointment and Authority

9.02	Rights as a Lender

9.03	Exculpatory Provisions

9.04	Reliance by Administrative Agent

9.05	Delegation of Duties

9.06	Resignation of Administrative Agent

9.07	Non-Reliance on Administrative Agent and Other Lenders

9.08	No Other Duties, Etc

9.09	Administrative Agent May File Proofs of Claim

9.10	Collateral and Guaranty Matters

Article 10 MISCELLANEOUS
10.01	Amendments, Etc

10.02	Notices; Effectiveness; Electronic Communication

10.03	No Waiver; Cumulative Remedies

10.04	Expenses; Indemnity; Damage Waiver

10.05	Payments Set Aside

10.06	Successors and Assigns

10.07	Treatment of Certain Information; Confidentiality

10.08	Right of Setoff

10.09	Interest Rate Limitation

10.10	Counterparts; Integration; Effectiveness

10.11	Survival of Representations and Warranties

10.12	Severability

10.13	Governing Law; Jurisdiction; Etc

10.14	Waiver of Jury Trial

10.15	USA PATRIOT Act Notice

10.16	Time of the Essence

SIGNATURES

SCHEDULES

1.01(a)	Existing Letters of Credit
2.01	Commitments and Commitment Percentages
5.01	Jurisdictions of Organization and Qualification
5.06	Litigation
5.09	Environmental Matters
5.11	Taxes
5.12	ERISA Plans
5.13	Subsidiaries and Other Equity Investments
5.15	Material Contracts
5.18	Intellectual Property
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

[The Registrant agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.]

EXHIBITS
Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Pledge Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 8, 2004, among TEXAS ROADHOUSE, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and NATIONAL CITY BANK OF KENTUCKY, as Syndication Agent.

The Borrower has requested, among other things, that the Lenders provide a revolving credit facility, a swing line facility and a letter of credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

DEFINITIONS AND ACCOUNTING TERMS

Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 16% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Commitments” means the Commitments of all the Lenders.  On the Closing Date the Aggregate Commitments shall be $150,000,000.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate Loans	Base Rate Loans

1	Less than or equal to 1.50x	0.15%	0.75%	0.0%

2	Less than or equal to 2.00x but greater than 1.50x	0.20%	1.00%	0.0%

3	Less than or equal to 2.50x but greater than 2.00x	0.25%	1.25%	0.0%

4	Greater than 2.50x	0.25%	1.50%	0.0%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assumed Capital Expenditures” means, for any four (4) quarter period, an amount equal to the product of (a) $30,000 times (b) the number of Restaurants owned by the Borrower and its Subsidiaries, which such Restaurants have been open for more than eighteen (18) months.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” has the meaning set forth in Section 4.01(f).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Cash” means, as of any date of determination, the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries up to an aggregate amount equal to the amount of the Preferred Redemption and which such cash or cash equivalents are readily marketable and available for the immediate funding of the Preferred Redemption as of such date of determination.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower IPO” has the meaning set forth in Section 4.01(i).

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in either (a) the state where the Administrative Agent’s Office is located or (b) New York, New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP minus, to the extent included in the foregoing, expenditures made by the Borrower and its Subsidiaries during such period (a) with the proceeds of insurance or a condemnation claim to restore or replace property or assets to the condition of such property or assets immediately prior to any damage, loss, destruction or condemnation of the same, (b) pursuant to Section 7.02(g), and (c) in connection with the trade-in of property or assets pursuant to Section 7.05(c).

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which (i) W. Kent Taylor (and any Persons which are formed for estate planning or charitable purposes and which are beneficially owned or controlled by W. Kent Taylor and/or W. Kent Taylor’s estate and/or any of W. Kent Taylor’s heirs or immediate family members) shall fail to collectively own twenty percent (20%) or more of the Equity Interests of the Borrower entitled to vote for the members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a “person” or “group” consisting of, or controlled by, the Permitted Equityholders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Co-Lead Arrangers” means, collectively, Banc of America Securities LLC, and National City Bank of Kentucky.

“Collateral” means the collateral security for all or a portion of the Obligations pledged or granted pursuant to the Security Documents.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning set forth in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated and Consolidating” means, with respect to any financial statements of the Borrower and its Subsidiaries, financial statements structured, organized and providing similar information and analysis as set forth in the Audited Financial Statements or Unaudited Quarterly Financial Statements, as applicable.

“Consolidated Adjusted Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, plus (b) all purchase money Indebtedness, plus (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), plus (e) Attributable Indebtedness in respect of capital leases, plus (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, plus (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, plus (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) which such partnership or joint venture is not a direct or indirect Subsidiary of the Borrower, in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary, plus (i) an amount equal to the product of eight (8) times Consolidated Rental Expense (excluding up to $2,500,000 of Consolidated Rental Expense attributable to equipment leases) for four Fiscal Quarters most recently ended.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable (but not any tax loss or refund) by the Borrower and its Subsidiaries for such period, and (c) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

“Consolidated EBITDAR” means, for any period, the sum of Consolidated EBITDA plus Consolidated Rental Expense for such period.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Consolidated Interest Charges paid or payable in cash for such period, (b) the amount of scheduled principal payments with respect to Indebtedness for such period, (c) Consolidated Rental Expense for such period, (d) dividends and other distributions paid in cash for such period (excluding any dividends and distributions to minority owners of Joint Venture Subsidiaries), (e) cash taxes paid during such period, (f) an amount equal to the amount by which (i) actual cash dividends and distributions to minority owners of the Joint Venture Subsidiaries exceed (ii) the actual minority ownership expense attributable to such minority owners of the Joint Venture Subsidiaries, (g) Assumed Capital Expenditures and (h) amounts paid to repurchase shares of the Borrower’s Capital Stock pursuant to Section 7.06(f).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of the four Fiscal Quarters most recently ended to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of Consolidated Rental Expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) the amount of net settlement obligations of the Borrower and its Subsidiaries under any Swap Contract respecting interest rate management and relating to the spread between the fixed interest rate under such Swap Contract and the floating interest rate hedged thereby.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Adjusted Funded Indebtedness as of such date less (ii) until the consummation of the Preferred Redemption, Available Cash in excess of Five Million Dollars ($5,000,000) as of such date to (b) the sum of (i) Consolidated EBITDAR for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or Section 6.01 (b), plus (ii) Consolidated New Unit Pre-Opening Costs (up to the maximum amount permitted by Section 7.18 hereunder) deducted from Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding (I) extraordinary or one-time gains and (II) extraordinary or one-time non-cash losses) and (including extraordinary or one-time cash losses to the extent not offset by extraordinary or one-time cash gains during the same fiscal period) for that period; provided that (a) the net income (or loss) of any Person, in which the Borrower or any of its Subsidiaries has a joint interest with a third party, shall be excluded from Consolidated Net Income except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period; provided that the net income (or loss) of any Person excluded by operation of this clause (a) prior to the date such Person becomes a wholly-owned Subsidiary shall be included on a pro forma, historical basis, as if such Person had been wholly-owned as of the first date of such period, and (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries shall be included on a pro forma, historical basis (after giving effect to any adjustments to the net income (or loss) of such newly acquired Person; provided that (x) such adjustments have been identified in writing by the Borrower at the time of such acquisition, (y) such adjustments have been approved by the Administrative Agent prior to the closing of such acquisition, and (z) with respect to any acquisition, the amount of the adjustments relating to such acquisition do not exceed an amount equal to twenty-five percent (25%) of the net income (or loss) of such newly acquired Person) as if such Person had been a Subsidiary for the entire period.

“Consolidated New Unit Pre-Opening Costs” shall mean “start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of New Units, such costs including, without limitation, staff-training, recruiting and travel costs for employees engaged in such start-up activities.

“Consolidated Rental Expense” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the operating lease expense of the Borrower and its Subsidiaries determined in accordance with GAAP for leases with an initial term greater than one year, as disclosed in the notes to the consolidated financial statements of the Borrower and its Subsidiaries.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date; provided that intercompany Debt to Affiliates shall be excluded from the calculation of “Consolidated Tangible Net Worth.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Proceeds” has the meaning set forth in Section 2.05(c).

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval referred to in the foregoing clauses (i) and (ii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a)                                                                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b)                                                                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c)                                                                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Loan Party under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01(a) and issued under the Holdings Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 13, 2004, among the Borrower, the Administrative Agent and the Banc of America Securities LLC.

“Fiscal Quarter” means each of the four periods of thirteen (13) consecutive weeks which make up the Fiscal Year.

“Fiscal Year” means the Borrower’s Fiscal Year, which is the period of fifty-two (52) or fifty-three (53) consecutive weeks ending on the last Tuesday of the calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings and (b) all existing and future direct and indirect Subsidiaries of the Borrower (other than IP Holdco) (for the purposes of this definition, any wholly-owned subsidiary of Holdings shall be deemed to be a wholly-owned subsidiary of the Borrower).

“Guaranty” means the collective reference to each guaranty agreement executed, from time to time, by each of the applicable Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Texas Roadhouse Holdings LLC, a Kentucky limited liability company.

“Holdings Credit Agreement” means that certain Credit Agreement, dated as of July 16, 2003 between Holdings, the lenders party thereto and Bank of America, N.A. as administrative agent, as amended, restated, supplemented or otherwise modified.

“Holdings Roll-Up” has the meaning set forth in Section 6.17.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                                                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                                                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                                                                  net obligations of such Person under any Swap Contract;

(d)                                                                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                                                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                                                                    capital leases; and

(g)                                                                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.04(b).

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)                                                                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                                                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                                                                               no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Holdco” means Texas Roadhouse Delaware, LLC, a Delaware limited liability company, and an indirect Subsidiary of the Borrower that owns trademarks, copyrights and patents.

“IP Rights” has the meaning set forth in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joint Venture Subsidiary” means any direct or indirect non wholly-owned Subsidiary of the Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, N.A. in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning set forth in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any deed of trust, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“License Agreement” means the License Agreement, dated as of April 1, 1997 (as amended, restated, supplemented or otherwise modified) between Holdings and IP Holdco with respect to the IP Rights.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Security Document, each Issuer Document, the Fee Letter, and the Guaranty.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document or any Material Contract, in each case to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of the Threshold Amount per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means October 31, 2009.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)                                  with respect to any incurrence of any Indebtedness by the Borrower or any Subsidiary, the aggregate amount of all cash received by the Borrower or any Subsidiary in respect of such Indebtedness, net of all reasonable fees, discounts, commissions and expenses incurred by the Borrower or such Subsidiary in connection therewith.

(b)                                 with respect to the sale of any asset by the Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith;

(c)                                  with respect to the sale of any capital stock or other equity interest by the Borrower or any Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection with such sale; and

(d)                                 with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or any Subsidiary from an insurance company or Governmental Authority, as applicable, net of all expenses of collection.

“New Units” shall mean, collectively, each particular Restaurant whose ownership and operation by the Borrower or its Subsidiaries started on a date after the Closing Date.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all existing or future payments and other obligations owing by the Borrower under (i) any Swap Contract (which such Swap Contract is permitted hereunder) or any (ii) cash management or similar treasury or custodial arrangements, in each case with respect to the foregoing clauses (i) and (ii) such transaction entered into with any Person that is a Lender or an Affiliate thereof at the time such transaction is entered into.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning set forth in Section 7.02(g).

“Permitted Liens” means the Liens permitted pursuant to Section 7.01.

“Permitted Equityholders” means the collective reference to (a) W. Kent Taylor, (b) Dr. John D. Rhodes, (c) Dr. Mohendra Patel, (d) Dr. Amar Desai, and (e) with respect to each of the foregoing individuals, any Persons which are formed for estate planning or charitable purposes and which are beneficially owned or controlled by, such individual and/or such individual’s estate and/or any of such individual’s heirs or immediate family members.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the pledge agreement of even date herewith executed by the Borrower and its Subsidiaries in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit G, as amended restated, supplemented or otherwise modified from time to time.

“Preferred Holdings Shares” means the collective reference to the Preferred Shares of Holdings created pursuant to Amendment No. 2 to the Amended and Restated Operating Agreement of Holdings.

“Preferred Redemption” has the meaning set forth in Section 6.17.

“Register” has the meaning set forth in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Joint Venture Distributions” means, with respect to any Joint Venture Subsidiary, required monthly distributions of the maximum amount of “net cash flow” (as defined in the applicable Organizational Documents of such Joint Venture Subsidiary) to its equity holders in accordance with the terms and conditions of the applicable Organizational Documents of such Joint Venture Subsidiary.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary or general counsel of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restaurant” means a particular “Texas Roadhouse” restaurant at a particular location that is owned by the Borrower or any Subsidiaries thereof.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the collective reference to the Pledge Agreement and each other agreement or writing pursuant to which the Borrower or any Subsidiary of the Borrower purports to pledge or grant a security interest in any property or assets securing the Obligations or any such purports to guaranty the payment and/or performance of the Obligations, all as amended, restated, supplemented or otherwise modified from time to time.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, N.A. in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means National City Bank of Kentucky.

“Tax Distributions” has the meaning set forth in Section 7.06(d).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $2,500,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means, subject to Section 1.04, the Uniform Commercial Code in effect in the State of North Carolina, as amended or modified from time to time.

“Unaudited Quarterly Financial Statements” has the meaning set forth in Section 4.01(f).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                                                                                                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                                                                                                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

THE COMMITMENTS AND CREDIT EXTENSIONS

Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Borrowings, Conversions and Continuations of Committed Loans.

(a)                                  Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                                                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1)

from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and the Existing Letters of Credit issued for the account of Holdings and any drawings under any such Letter of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                                                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                                                                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                                                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                                                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                                                                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                                                                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                                                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                                                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                                                                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                                                                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                                                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                                                                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                                                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                                                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                                                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                                                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                                                                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                                                                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                                                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each commercial and standby Letter of Credit equal to one percent (1%) per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer, for its own account, a fronting fee with respect to each Letter of Credit in the amounts and at the times separately agreed upon in writing between the L/C Issuer and the Borrower.  In addition, the Borrower shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                                                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                                                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                                                                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                                                                              Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                                                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                                                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Prepayments.

(a)                                  Voluntary Prepayments of Committed Loans.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the

Type(s) of Committed Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 Voluntary Prepayments of Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  Mandatory Prepayments of Committed Loans.

(i)                                          Aggregate Commitments.  If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(ii)                                       Debt Proceeds.  The Borrower shall make mandatory principal prepayments of the Loans in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Indebtedness permitted pursuant to Section 7.03(f) or any other Indebtedness not permitted by the terms of this Agreement by the Borrower or any of its Subsidiaries.  Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(iii)                                    Equity Proceeds.  The Borrower shall make mandatory principal prepayments of the Loans in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Subsidiaries (excluding (1) the Net Cash Proceeds of the initial capital investment of any third party in any Joint Venture Subsidiary unless the proceeds of such initial investment are distributed to the Borrower or any Subsidiary thereof (other than such Joint Venture Subsidiary), (2) the Net Cash Proceeds of any offerings of equity securities to employees pursuant to incentive compensation plans in the ordinary course of business and (3) the Net Cash Proceeds of any offerings of equity securities pursuant to the Borrower IPO).  Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(iv)                                   Asset Sale Proceeds.  No later than one hundred eighty (180) days following the receipt thereof, the Borrower shall make mandatory principal prepayments of the  Loans in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from the Disposition or series of related Dispositions of assets by the Borrower or any of its Subsidiaries permitted pursuant to Section 7.05(i) (the “Disposition Proceeds”); provided that:

(A)          any prepayment required pursuant to this Section 2.05(c)(iii) with respect to any Disposition Proceeds of less than $1,500,000.00 (any such amounts, the “Deferred Proceeds”) may be deferred until such time as the aggregate amount of all such Deferred Proceeds that have not previously been reinvested or applied to prepay any Loans equals or exceeds $1,500,000.00; and

(B)           any prepayment required pursuant to this Section 2.05(c)(iii) with respect to any Disposition Proceeds received by Joint Venture Subsidiaries shall be required only with respect to that portion of the Net Cash Proceeds actually distributed to or received by the Borrower or any other Subsidiary thereof.

Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Disposition Proceeds received by the Borrower or any of its Subsidiaries shall be applied to make prepayments of the Loans, such prepayments to be made within three (3) Business Days after receipt of such Disposition Proceeds.

(v)                                      Insurance and Condemnation Proceeds.  No later than one hundred eighty (180) days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds under any of the insurance policies maintained pursuant to Section 6.07 or from any condemnation proceeding (the “Insurance and Condemnation Proceeds”) which have not been reinvested as of such date in similar replacement assets, the Borrower shall make mandatory principal prepayments of the Loans in amounts equal to one hundred percent (100%) of the aggregate amount of such Insurance and Condemnation Proceeds received by the Borrower or any of its Subsidiaries; provided that any prepayment required pursuant to this Section 2.05(c)(iv) with respect to any Insurance and Condemnation Proceeds by Joint Venture Subsidiaries, such prepayment shall be required only with respect to that portion of the Insurance and Condemnation Proceeds actually distributed to or received by the Borrower or any Subsidiary thereof.  Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance and Condemnation Proceeds received by the Borrower or any of its Subsidiaries shall be applied to make prepayments of the Loans, such prepayments to be made within three (3) Business Days after the Borrower’s receipt of such Insurance and Condemnation Proceeds.

(vi)                                   Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under this Sections 2.05(c), the Borrower shall promptly give written notice to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(vii)                                No Commitment Reduction.  Amounts prepaid pursuant to this Section 2.05(c) shall not reduce the Aggregate Commitments and may be reborrowed.

Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Repayment of Loans.

(a)                                  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)                                 The Borrower shall repay each Swing Line Loan on the Maturity Date.

Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment

Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.  (i) The Borrower shall pay to the Co-Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times separately agreed upon in writing.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Security.    The Obligations shall be secured as provided in the Security Documents.

TAXES, YIELD PROTECTION AND ILLEGALITY

Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses relating to such refund of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Increased Costs.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Mitigation Obligations;

Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Loan Documents, Certificates and Opinions.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     executed counterparts of this Agreement, the applicable Security Documents, the Guaranty and any other applicable Loan Documents, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               a certificate of Responsible Officers of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of each Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of each Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (B) the bylaws or other governing document of each Loan Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of each Loan Party authorizing the borrowings contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party, and (D) certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where each Loan Party is qualified to do business);

(iv)                              a favorable opinion of Frost Brown Todd LLC, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;

(v)                                 a certificate signed by a Responsible Officer of the Borrower certifying that either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi)                              a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that since December 31, 2003, there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect upon, the operations, business, assets, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date;

(vii)                           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(viii)                        such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)                                 Collateral.

(i)                                     Filings and Recordings.  Except as contemplated pursuant to Section 6.17 hereto, the Administrative Agent shall be satisfied that all filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.

(ii)                                  Pledged Collateral.  The Administrative Agent shall have received original stock certificates or other certificates (if any) evidencing the capital stock or other ownership interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

(iii)                               Lien Search. The Administrative Agent shall have received the results of Lien searches made against the Borrower and the Loan Parties under the UCC (or applicable judicial docket) as in effect in the jurisdiction of organization of such Person, in form and substance satisfactory to the Administrative Agent, indicating among other things that the Collateral is free and clear of any Lien.

(iv)                              Hazard and Liability Insurance.  The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  Payment of Fees.  Any fees required to be paid on or before the Closing Date shall have been paid.

(d)                                 Attorneys Fees.  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e)                                  Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the Borrower’s payables are current and not past due, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Section 7.15, and (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(f)                                    Financial Statements.  The Administrative Agent and the Lenders shall have received (A) the consolidating balance sheet of the Borrower and its Subsidiaries and the related consolidating statements of income or operations for the fiscal year ended December 31, 2003 (the “Consolidating Financial Statements”), (B) the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year December 31, 2003 (the “Consolidated Financial Statements,” together with the Consolidating Financial Statements, the  “Audited Financial Statements”), (C)  the unaudited consolidating balance sheet of the Borrower and its Subsidiaries and the related consolidating statements of income or operations for the fiscal quarter ended April 1, 2004 (the “Consolidating Quarterly Financial Statements”), and (D) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended April 1, 2004 (the “Consolidating Quarterly Financial Statements,” together with Consolidating Unaudited Quarterly Financial Statement, the “Unaudited Quarterly Financial

Statements”), all in form and substance satisfactory to the Administrative Agent and the Lenders and prepared in accordance with GAAP, and such other financial information as the Administrative Agent may reasonably request.

(g)                                 No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Loan Documents or the consummation of the transactions contemplated thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(h)                                 Governmental and Third Party Approvals.  The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(i)                                     Consummation of the Borrower IPO.  The consummation of the initial public offering of stock described in Amendment No. 6 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 20, 2004 (the “Borrower IPO”) and receipt by the Borrower of no less than $75,000,000 in gross equity proceeds.

(j)                                     Repayment in full of the Holdings Credit Agreement.  The Holdings Credit Agreement shall be repaid in full and terminated and all collateral security therefore shall be released.

(k)                                  Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Existence, Qualification and Power; Compliance with Laws.  The Borrower and each of its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as now being conducted and hereafter proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 5.01.

Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.  Each of the Borrower and its Subsidiaries (a) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental

Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law.

Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b)                                 The Unaudited Quarterly Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 As of the Closing Date and after giving effect to each Credit Extension made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

Litigation.  Except as specifically disclosed in Schedule 5.06, there are no actions, suits, investigations or proceedings pending, or overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or an Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.01, except those which have been disposed of by the

Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.01.

Environmental Compliance.

(a)                                  Except as set forth on Schedule 5.09 (“Disclosed Environmental Matters”), the properties owned, leased or operated by the Borrower and its Subsidiaries do not contain, any Hazardous Materials in amounts or concentrations which (i) constitute a violation of applicable Environmental Laws or (ii) could give rise to liability under applicable Environmental Laws;

(b)                                 The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(c)                                  Except for Disclosed Environmental Matters, neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)                                 Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(e)                                  No judicial proceedings or governmental or administrative action is pending, or  overtly threatened in writing, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations; and

(f)                                    There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and the Required Lenders not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  Except as set forth on Schedule 5.11, there are no ongoing audits or examinations or, to the knowledge of the Borrower, other investigations by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

ERISA Compliance.

(a)                                  As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Plans other than those identified on Schedule 5.12.

(b)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c)                                  There are no pending, or overtly threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)                                 (i)   No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) neither the Borrower nor any ERISA Affiliate has engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code.

Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.13.  All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights.  The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 5.13.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 5.13.

Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  Neither the Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X issued by the FRB.

(b)                                 Neither the Borrower nor any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Material Contracts.  Schedule 5.15 sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto.  Other than as set forth in Schedule 5.15, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Intellectual Property; Licenses, Etc.  Except as set forth on Schedule 5.18, IP Holdco owns, or possess the non-exclusive right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of the respective businesses of the Borrower and its Subsidiaries, without conflict with the rights of any other Person.  The Borrower and IP Holdco have not received any notice of any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary that infringes upon any rights held by any other Person.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither IP Holdco, the Borrower nor any Subsidiary thereof is liable to any Person for infringement under applicable Law with respect to any such rights as a result of its business operations.

Employee Relations.  Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees.  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or applicable Law.

Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each of its Subsidiaries to:

Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a Consolidated and Consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, the related Consolidated and Consolidating statements of income or operations for such Fiscal Year and the related consolidated statements of shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; it being acknowledged by the parties hereto that delivery of a copy the Borrower’s Annual Report on Form 10-K on or before the date specified above shall satisfy the requirements of this Section 6.01(a); and

(b)                                 as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a Consolidated and Consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related Consolidated and Consolidating statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and the related consolidated statements of shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a Consolidated and Consolidating basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; it being acknowledged by the parties hereto that delivery of a copy the Borrower’s Quarterly Report on Form 10-Q on or before the date specified above shall satisfy the requirements of this Section 6.01(b).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in the course of its audit (without any obligation to conduct any other independent investigation) no knowledge was obtained of any Default with the terms, covenants, provisions or conditions of Section 7.15 in so far as they relate to accounting matters or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)                                  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower (excluding customary and routine correspondence regarding distributions or financial statements), and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f)                                    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The

Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notices.  Promptly notify the Administrative Agent and each Lender:

of (i) the occurrence of any Default or Event of Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default or (iii) the occurrence of any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; and (iv) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Person.

of the occurrence of any ERISA Event;

of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

of any of the events described in Section 2.05(c).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to so pay such liabilities, assessments or levies could not reasonably be expected to have a Material Adverse

Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness (in an amount equal to or in excess of the Threshold Amount), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits and licenses necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Maintenance of Insurance.  In addition to the specific insurance requirements of the Security Documents, maintain with Royal Indemnity Ins. Co., Lexington Insurance Company, Royal Surplus Lines Company, or other financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and the Required Lenders not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Compliance with Laws.  Except where the failure to comply could reasonably be expected to have a Material Adverse Effect, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, and maintain in full force and effect all Governmental Approvals applicable to it or to its business or property.

Environmental Laws.  In addition to and without limiting the generality of Section 7.08, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

Compliance with ERISA.  In addition to and without limiting the generality of Section 7.08, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Compliance With Agreements.  Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours upon reasonable advance notice to the Borrower; provided, that so long as no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to pay for more than one (1) visit per calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time and as often as the Administrative Agent or any such Lender may reasonably desire during normal business hours and without advance notice.

Use of Proceeds.  Use the proceeds of the Committed Loans, Swing Line Loans and Letters of Credit for the benefit of the Borrower or any Guarantor, (i) for general corporate purposes of the

Borrower and the Guarantors, including, without limitation, working capital, capital expenditures in the ordinary course of business, and other lawful corporate purposes, (ii) to repay any existing Indebtedness under the Holdings Credit Agreement, (iii) to pay fees and expenses related to the Loans, (iv) to finance the construction costs of Restaurants owned by the Borrower or such Guarantor, and (v) for the other purposes described herein, and not in contravention of any Law or of any Loan Document.

Additional Subsidiaries.  Notify the Administrative Agent at the time that (a) any Person becomes a direct or indirect wholly-owned Subsidiary of the Borrower, and (b) such Person creates, acquires or engages in any business operations or owns assets with a fair market value in excess of $50,000, and promptly thereafter (and in any event within thirty (30) days) cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (b) deliver to the Administrative Agent a duly executed supplement to each Security Document and comply with the terms of each Security Document, (c) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b)) and (d) deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Required Joint Venture Distributions.  Make Required Joint Venture Distributions within forty-five (45) days after the end of each calendar month.

Holdings Roll-Up.  On or prior to December 31, 2005, the Borrower shall purchase, or shall cause Holdings to purchase, for an amount not to exceed $35,000,000, from the equityholders of Holdings, one hundred percent 100% of the Preferred Holdings Shares (such redemption, the “Preferred Redemption”); provided, that (a) upon completion of the Preferred Redemption, the Borrower shall directly own one hundred percent 100% of the Equity Interest of Holdings (b) one hundred percent (100%) of the aggregate amount paid in connection with the Preferred Redemption shall be paid solely from the proceeds of the Borrower IPO, and (c) upon completion of the Holdings Roll-Up, Texas Roadhouse Property Holdings LLC, a Kentucky limited liability company, shall be merged into Holdings, with Holdings being the surviving Person (collectively, the “Holdings Roll-Up”).

Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

Liens pursuant to any Loan Document;

Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

Liens securing Indebtedness permitted under Section 7.03(h); provided that such Liens do not at any time encumber any property other than the property owned by the Joint Venture Subsidiary obligated with respect to such Indebtedness; and

Liens arising solely by virtue of any contractual or statutory or common law provisions relating to banker’s liens, rights to set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Loan Party or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System, (ii) such deposit account is not intended by the Loan Party or such Subsidiary to provide collateral to the depositary institution and (iii) such deposit account is subject to a control agreement pursuant to the terms of the Security Documents.

Investments.  Make any Investments, except:

Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable securities;

advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

Investments of the Borrower in any wholly-owned Subsidiary and Investments of any Subsidiary in the Borrower;

Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

Guarantees permitted by Section 7.03;

intercompany loans made by the Borrower to Guarantors, among Guarantors or to the Borrower from its Subsidiaries;

Investments in the form of acquisitions of (i) all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person, or (ii) all or any portion of the equity ownership interests of a Joint Venture Subsidiary not owned by the Borrower or any Subsidiary thereof (any of the acquisition described in the foregoing clauses (i) and (ii), a “Permitted Acquisition”); provided that (1) the entity to be acquired (or with respect to which such acquisition is made) is a going concern, (2) the entity to be acquired shall engage in a business or the assets to be acquired shall be used in a business described in Section 7.08, (3) the Borrower shall have delivered to the Administrative Agent prior to the closing date of the acquisition a description of the acquisition, (4) the Borrower shall have certified on or before the closing date of the acquisition, in writing and in a form acceptable to the Administrative Agent and the Lenders, that the acquisition has been approved (if applicable) by the board of directors or equivalent governing body of the entity to be acquired, (5) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition, (6) the Borrower shall have complied with Section 6.15, (7) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate dated as of the closing date of the acquisition demonstrating, in form and substance reasonably satisfactory thereto, the pro forma compliance, immediately before and after the closing date of the acquisition, with each covenant contained in Section 7.15, (8) the entity to be acquired is (A) an existing franchisee of Texas Roadhouse Development Corp. or the Borrower, or (B) an existing Joint Venture Subsidiary (or with respect to which such acquisition is made), (9) the Borrower shall have complied with the requirements of Section 5.02, and (10) the Borrower shall have obtained the prior written consent of the Administrative Agent and the

Required Lenders prior to the consummation of such acquisition if the aggregate purchase price of all acquisitions (including, without limitation, all cash payments and other obligations assumed or earn out payments) consummated during the term of this Agreement (including, without limitation, such acquisition) exceeds $25,000,000;

Investments in connection with the financing of equipment permitted under Section 7.03;

Investments constituting Capital Expenditures permitted under this Agreement;

Investments (i) existing on the date hereof and listed on Schedule 7.02, or (ii) existing on the date hereof in Subsidiaries existing on the date hereof; and

Investments of the Borrower in any Joint Venture Subsidiary formed after the Closing Date; provided, however, that the aggregate amount of all such Investments during the term hereof shall not exceed $25,000,000 in the aggregate; provided, further, that the Borrower may not form more than (i) three (3) Joint Venture Subsidiaries in any Fiscal Year or (ii) eight (8) Joint Venture Subsidiaries during the term hereof, in each case that are engaging in any business operations or own assets with a fair market value in excess of $50,000.

Indebtedness.   Create, incur, assume or suffer to exist any Indebtedness, except:

Indebtedness under the Loan Documents;

Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

Indebtedness of the Borrower and its Subsidiaries in the form of intercompany loans permitted in Section 7.02(f);

obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

Indebtedness in respect of capital leases, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000;

unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding; provided that the Borrower shall have complied with the requirements of Section 2.05(c);

Indebtedness of the Borrower and its Subsidiaries under performance bonds, surety bonds, statutory obligations or appeal bonds or with respect to workers’ compensation claims or other bonds permitted under Section 7.01(e) or Section 7.01(f);

Indebtedness of any Joint Venture Subsidiary formed after the date hereof pursuant to Section 7.02(k); provided, however, that (i) such Indebtedness shall not exceed $20,000,000 in the aggregate during the term hereof, (ii) the terms of such indebtedness comply with Section 7.11, (iii) such Indebtedness shall not be secured by Liens on any assets of the Borrower or any other Subsidiary thereof, and (iv) neither the Borrower nor any other Subsidiary thereof shall be directly liable for or provide any other credit support for any such Indebtedness except for Guarantees expressly permitted pursuant to Section 7.03(i); and

Guarantees by (i) any Loan Party in respect of Indebtedness otherwise permitted under Section 7.03(a) through Section 7.03(g), and (ii) the Borrower or any other Subsidiary of Indebtedness permitted pursuant to Section 7.03(h); provided that the aggregate amount of all such guarantees permitted by clause (ii) of this Section 7.03(i) shall not exceed $7,500,000 in the aggregate during the term hereof.

Indebtedness of the Borrower or any Subsidiary thereof arising in connection with cash management or similar treasury or custodial arrangements entered into in the ordinary course of business.

Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (x) when any Guarantor is merging with another Subsidiary, such Guarantor shall be the continuing or surviving Person and (y) when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is (x) a Guarantor, then the transferee must either be the Borrower or a Guarantor which has satisfied all relevant requirements of Section 6.15 and (y) a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary which has satisfied all relevant requirements of Section 6.15;

any Guarantor may merge with any other Person in connection with any Permitted Acquisition, provided that the Guarantor shall be the continuing or surviving Person or the survivor complies with all relevant requirements of Section 6.15 and shall remain a Guarantor; and

(d)                        in connection with the Holdings Roll-Up.

Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

Dispositions of inventory in the ordinary course of business;

Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a wholly-owned Subsidiary which has satisfied any relevant requirements of Section 6.15; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

Dispositions permitted by Section 7.04;

non-exclusive licenses of IP Rights by IP Holdco in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

the lease or license of real or personal property by the Borrower and its Subsidiaries in the ordinary course of business;

Dispositions by the Borrower and its Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Borrower and its Subsidiaries;

other Dispositions of property by the Borrower and its Subsidiaries in the ordinary course of business or as otherwise permitted by the Required Lenders; provided that the Net Cash Proceeds from each such Disposition shall be applied to the mandatory prepayment of the Loans in accordance with Section 2.05(c);

provided, however, that any Disposition pursuant to clauses (a) through (i) shall be for fair market value.

Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that as long as no Default or Event of Default is continuing or would result therefrom:

the Borrower or any Subsidiary may make Restricted Payments (including, without limitation, Required Joint Venture Distributions) to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

so long as Holdings remains a limited liability company, Holdings may pay cash distributions (such distributions, “Tax Distributions”) on a quarterly or annual basis, as applicable, in any Fiscal Year to its members in an aggregate amount in any Fiscal Year equal to the income tax payable by such members for the immediately preceding Fiscal Year as reasonably determined by Holdings to be attributable solely to the income of Holdings for the Fiscal Year to which the Tax Distributions relate;

(e)           the Borrower may make the Preferred Redemption in connection with the Holdings Roll-Up, to the extent expressly permitted by Section 6.17 hereunder; and

(f)            the Borrower may repurchase, redeem, or otherwise acquire or retire for value any shares of its common stock; provided that:

(i) any such repurchase shall be either (a) pursuant to, and in accordance with, the terms of a common stock buyback program approved by the Board of Directors of the Borrower (a copy of which shall be delivered to the Administrative Agent), or (b) the repurchase, redemption or other acquisition or retirement for value of any shares of common stock of the Borrower held by any current or former employees of, or current of former members of, the management of the Borrower pursuant to any management equity subscription agreement, employment agreement or stock option agreement in effect as of the Closing Date; and

(ii) prior to making any such repurchase, the Borrower shall demonstrate, to the reasonable satisfaction of the Administrative Agent, pro forma compliance (after giving effect to the proposed repurchase) with Section 7.15(b) of this Agreement.

Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its Organizational Documents in any manner adverse in any respect to the rights or interests of the Lenders.

Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (b) contains covenants more restrictive than the provisions of Articles VI and VII; or (c) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Impairment of Security Interests.  Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 7.01 and Dispositions permitted under Section 7.05.

Restrictions on Conduct of IP Holdco.  IP Holdco shall not (a) be permitted to have any Indebtedness, Liens, material liabilities or material assets (other than IP Rights), including, without limitation, a restriction on (i) the conduct of IP Holdco’s business to holding title of all the intellectual property used in the business and operations of the Borrower and its Subsidiaries, which such limitations and restrictions shall be reflected in the organizational documents of IP Holdco if requested by the Administrative Agent, in its sole discretion, and (ii) dispose of, assign, or transfer any of its intellectual property to a third-party during the term of this Agreement (other than non-exclusive licenses to third parties in the ordinary course of business), (b) amend, modify or change its Organizational Documents in any manner adverse in any respect to the rights or interests of the Lenders or (c) terminate the License Agreement without the consent of all of the Lenders, as acknowledged by the Administrative Agent, unless all obligations hereunder have been repaid in full and all Commitments hereunder have been terminated.

Financial Covenants.

Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) an amount equal to eighty five percent (85%) of the sum of (A) Consolidated Tangible Net Worth as of June 29, 2004, plus (B) the net equity proceeds received by the Borrower in connection with the Borrower IPO, plus (C) fifty percent (50%)of the Consolidated Net Income earned from June 30, 2004 to September 28, 2004, minus (D) the amount to be paid by the Borrower and Holdings in connection with the Preferred Redemption, minus (E) in connection with the Borrower IPO, any increase in goodwill of the Borrower and its Subsidiaries determined in accordance with GAAP, plus (ii) an amount equal to fifty percent (50%) of the Consolidated Net Income earned in each full fiscal quarter ending after September 28, 2004 (with no deduction for a net loss in any such fiscal quarter) plus (iii) an amount equal to one hundred percent (100%) of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after September 28, 2004 by reason of the issuance and sale of capital stock or other equity interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such capital stock or other equity interests; provided, however, that Consolidated Tangible Net Worth shall be reduced for any dividends or other distributions (excluding the Preferred Redemption).

Consolidated Fixed Charge Coverage Ratio.  At any time, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00.

Consolidated Leverage Ratio. As of any Fiscal Quarter end during any period set forth below, permit the Consolidated Leverage Ratio for the four (4) consecutive Fiscal Quarter period ending on such date to be greater than 3.00 to 1.00.

Capital Expenditures.  Make or become legally obligated to make, during any period set forth below, any Capital Expenditures in respect of the purchase or other acquisition of any fixed or Capital Assets (excluding normal replacements and maintenance which are properly charged to current operations), except for Capital Expenditures in the ordinary course of business not exceeding in the aggregate for the Borrower and it Subsidiaries the amounts set forth below opposite such period:

Fiscal Year Time Periods	Maximum Amount of Capital Expenditures
December 31, 2003 through December 28, 2004	$55,000,000
December 29, 2004 through December 27, 2005	$70,000,000
December 28, 2005 through December 26, 2006	$75,000,000
December 27, 2006 through December 25, 2007	$85,000,000
December 26, 2007 through December 30, 2008	$95,000,000
December 31, 2008 through December 29, 2009	$105,000,000

Restaurant Expenditure Limitations. Make any Investments, loans, advances, purchases, distributions, contributions or any transfers related thereto of more than $4,000,000 in the aggregate for any and all costs, expenses and fees associated with the development, acquisition, construction, training, organizing, opening and any other costs related thereto of any one (1) particular Restaurant.

Consolidated New Unit Pre-Opening Costs Limitations.  As of any Fiscal Quarter end, permit the average amount of the Consolidated New Unit Pre-Opening Costs for the four (4) consecutive Fiscal Quarters ending on such date to exceed $250,000 per New Unit.

EVENTS OF DEFAULT AND REMEDIES

Events of Default.  Any of the following shall constitute an Event of Default:

Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any Commitment Fee or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.15 or 6.16 or Article VII; or

Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

Cross-Default.

(i)            Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)           there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap

Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(iii)          The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any material obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP; or

Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

Judgments.  There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has not disputed coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

Environmental.  The Borrower or any of its Subsidiaries shall be subject to Environmental Liability and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

Change of Control.  There occurs any Change of Control with respect to the Borrower.

Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (a) unpaid principal of the Loans and L/C Borrowings, (b) all payments and other obligations owing by the Borrower under any Swap Contracts, and (c) cash management or similar treasury or custodial arrangements, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ADMINISTRATIVE AGENT

Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Exculpatory Provisions.  The Syndication Agent and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.

Without limiting the generality of the foregoing, the Syndication Agent and the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Syndication Agent and the Administrative Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Syndication Agent and the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Syndication Agent and the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Syndication Agent or the Administrative Agent or any of its Affiliates in any capacity.

The Syndication Agent and the Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Syndication Agent and the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Syndication Agent and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Syndication Agent and the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Syndication Agent and the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Co-Lead Arrangers or “syndicated agent,” “documentation agent” or similar titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)                           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

MISCELLANEOUS

Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the

Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release any Guarantor from the Guaranty or all or a material portion of the Collateral or release any Security Document (other than as specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in any case, treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amounts;  unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)          any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), such consent not to be unreasonably withheld or delayed; and

(iv) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that such processing and recordation fee shall be waived by the Administrative Agent in connection with any assignment to an Approved Fund, and (2) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH

CAROLINA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA AND OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Time of the Essence.  Time is of the essence of the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TEXAS ROADHOUSE, INC.,
as Borrower

By:	/s/ Sheila C. Brown
Name:	Sheila C. Brown
Title:	Corporate Secretary and General Counsel

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Laura B. Schmuck
Name:	Laura B. Schmuck
Title:	Agency Officer
Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Bryan Hulker
Name:	Bryan Hulker
Title:	SVP

NATIONAL CITY BANK, as a Lender

By:	/s/ Thomas P. Crockett
Name:	Thomas P. Crockett
Title:	Senior Vice President

BANK ONE, N.A., as a Lender

By:	/s/ Paul T. Costel
Name:	Paul T. Costel
Title:	First Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Wombwell
Name:	David A. Wombwell
Title:	Sr. Vice President

PNC BANK, N.A., as a Lender

By:	/s/ Julie S. Springer
Name:	Julie S. Springer
Title:	Assistant Vice President

FIFTH THIRD BANK, KENTUCKY, INC., as a Lender

By:	/s/ Richard G. Whipple
Name:	Richard G. Whipple
Title:	Assistant Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION., as a Lender

By:	/s/ Mark S. Supple
Name:	Mark S. Supple
Title:	Vice President

OLD NATIONAL BANK, as a Lender

By:	/s/ William J. Otten
Name:	William J. Otten
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                    ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [             ], 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Texas Roadhouse, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐  A Borrowing of Committed Loans

☐  A conversion or continuation of Committed Loans

1.                                                                                    On                                                                (a Business Day).

2.                                                                                    In the amount of $                                   .

3.                                                                                    Comprised of                                   .

[Type of Committed Loan requested]

4.                                       For Eurodollar Rate Loans:  with an Interest Period of                months.

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 or Section 2.02 of the Agreement.

TEXAS ROADHOUSE, INC.

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                    ,

To:                              Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of  [             ], 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Texas Roadhouse, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.                                                                                    On                          (a Business Day).

2.                                                                                    In the amount of $             .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04 of the Agreement.

TEXAS ROADHOUSE, INC.

By:
Name:
Title:

B-1

EXHIBIT C

COMMITTED LOAN NOTE

$	, 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                         or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Committed Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of              , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty agreements and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

TEXAS ROADHOUSE, INC.

By:
Name:
Title:

COMMITTED LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

SWING LINE LOAN NOTE

$10,000,000.00	, 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of              , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Swing Line Lender for the account of the Swing Line Lender in Dollars in immediately available funds at the Swing Line Lender’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty agreements and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

TEXAS ROADHOUSE, INC.

By:
Name:
Title:

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 8, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Texas Roadhouse, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                       Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                       Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                       The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.                                       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                       The representations and warranties of the Borrower contained in Article V of the Credit Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.                                       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                       ,                          .

TEXAS ROADHOUSE, INC.

By:
Name:
Title:

For the Fiscal Quarter/Year ended                                        (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.15(a) – Consolidated Tangible Net Worth Covenant.

	A.	Actual Consolidated Tangible Net Worth (excluding intercompany Debt to Affiliates) at Statement Date:

		1.	Shareholders’ Equity of the Borrower and its Subsidiaries:	$

		2.	Intangible Assets of the Borrower and its Subsidiaries:	$

		3.	Consolidated Tangible Net Worth (Line I.A.1 less Line I.A.2):	$

	B.	1.	Consolidated Tangible Net Worth as of June 29, 2004:	$

		2.	Net equity proceeds received by the Borrower in connection with the Borrower IPO:	$

		3.	50% of Consolidated Net Income earned from June 30, 2004 to September 28, 2004:	$

		4.	Amount to be paid by the Borrower and Holdings in connection with the Preferred Redemption:	$

		5.	In connection with the Borrower IPO, any increase in goodwill of the Borrower and its Subsidiaries determined in accordance with GAAP:	$

		6.	Lines (I.B.1 + 2 + 3 – 4 – 5):	$

		7.	85% of Line I.B.6:	$

	C.	50% of Consolidated Net Income for each full fiscal quarter ending after September 28, 2004 (with no deduction for a net loss in any such fiscal quarter):		$

	D.	Any dividends or other distributions (excluding the Preferred Redemption):		$

E.

100% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after September 28, 2004 by reason of the issuance and sale of capital stock or other equity interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such capital stock or other equity interests:

$

	F.	Minimum required Consolidated Tangible Net Worth (Lines ((I.B.7 + I.C. + I.D. + I.E.):		$

	G.	Excess (deficient) for covenant compliance (Line I.A.3 – I.F.):		$

II.	Consolidated EBITDAR Calculation.

	A.	Consolidated EBITDAR for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for Subject Period:	$

		6.	Consolidated EBITDA (Lines II.A .1 + 2 + 3 + 4 + 5):	$

		7.	Consolidated Rental Expense for Subject Period:	$

		8.	Consolidated EBITDAR (Lines II.A.6 + II.A.7):	$

III.	Consolidated Adjusted Funded Indebtedness Calculation.

	A.	Consolidated Adjusted Funded Indebtedness:

		1.	Outstanding principle amount of all obligations at Statement Date:	$

		2.	All purchase money Indebtedness:	$

		3.	All direct obligations under letters of credit, bankers acceptances, bank guaranties, and similar instruments:	$

		4.	All obligations in respect of deferred purchase price of property or services:	$

		5.	Attributable Indebtedness in respect of capital leases:	$

6.

All obligations of any Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:

$

		7.	All Guarantees with respect to outstanding Indebtedness of the types referred to in Lines III.A.1 through III.A.6 above:	$

8.

All Indebtedness of the types referred to in Lines III.A.1 through III.A.7 above of any partnership or joint venture involving the Borrower (other than a joint venture that is itself a corporation or limited liability company) which such partnership or joint venture is not a direct or indirect Subsidiary of the Borrower, in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:

$

		9.	An amount equal to the product of eight (8) times Consolidated Rental Expense for Subject Period (excluding up to $2,500,000 of Consolidated Rental Expense attributable to equipment leases):		$

		10.	Consolidated Adjusted Funded Indebtedness (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9):		$

IV.	Section 7.15(c) – Consolidated Leverage Ratio Covenant.

	A.	Consolidated Adjusted Funded Indebtedness at Statement Date (Line III.A.10 above):			$

	B.	Until the consummation of the Preferred Redemption, Available Cash in excess of $5,000,000 as of such date:			$

	C.	Consolidated EBITDAR for Subject Period (Line II.A.8 above):			$

	D.	Consolidated New United Pre-Opening Costs for Subject Period (up to the maximum amount permitted by Section 7.18 of the Credit Agreement) deducted from Consolidated Net Income for Subject Period):			$

	E.	Consolidated Leverage Ratio ((Line IV.A. – Line IV.B.) ÷ (Line IV.C. + Line IV.D.)):			to 1.00

	F.	Permitted Maximum Consolidated Leverage Ratio of 3.00 to 1.00

V.	Section 7.15(b) - Consolidated Fixed Charge Coverage Ratio Covenant.

	A.	Consolidated EBITDAR for Subject Period (Line II.A.8 above):			$

	B.	Consolidated Fixed Charges for Subject Period:

		1.	Consolidated Interest Charges paid or payable in cash for such period:		$

		2.	Amount of scheduled principal payments with respect to Indebtedness for such period:		$

		3.	Consolidated Rental Expense for such period:		$

		4.	Dividends and other distributions paid in cash for such period (excluding any dividends and distributions to minority owners of Joint Venture Subsidiaries):		$

		5.	Amount (a less b):		$

			a.	Actual cash dividends and distributions to minority owners of Joint Venture Subsidiaries:	$

			b.	Actual minority ownership expense attributable to such minority owners of the Joint Venture Subsidiaries:	$

		6.	Assumed Capital Expenditures:		$

		7.	Amounts paid to repurchase shares of the Borrower’s Capital Stock pursuant to Section 7.06(f) of the Credit Agreement:	$

		8.	Consolidated Fixed Charges (Lines V.B. 1 + 2 + 3 + 4 + 5 + 6 + 7):	$

	C.	Consolidated Fixed Charge Coverage Ratio (Line V.A. ÷ V.B.8):		to 1.00

	D.	Permitted Minimum Consolidated Fixed Charge Coverage Ratio of 1.50 to 1.00.

VI.	Section 7.16 — Capital Expenditures.

	A.	Capital Expenditures made during Fiscal Year to date:		$

Fiscal Year Time Periods	Maximum Amount of Capital Expenditures
December 31, 2003 through December 28, 2004	$55,000,000
December 29, 2004 through December 27, 2005	$70,000,000
December 28, 2005 through December 26, 2006	$75,000,000
December 27, 2006 through December 25, 2006	$85,000,000
December 26, 2007 through December 30, 2008	$95,000,000
December 31, 2008 through December 29, 2009	$105,000,000

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                       Assignor:

2.                                       Assignee:                                                                      [and is an

Affiliate/Approved Fund of [identify Lender]]

3.                                       Borrower:  Texas Roadhouse, Inc., a Delaware corporation

4.                                       Administrative Agent:  Bank of America, N.A.

5.                                       Credit Agreement:  The Credit Agreement, dated as of [                 ], 2004, among  Texas Roadhouse, Inc., the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent

6.                                       Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

	$	$		%
	$	$		%
	$	$		%

[7.                                   Trade Date:                                    ]

Effective Date:                                       , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

TEXAS ROADHOUSE, INC., as Borrower

By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement, dated [                     ], 2004, among Texas Roadhouse, Inc., a Delaware corporation, the lenders, and Bank of America, N.A., as Administrative Agent]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                                  Representations and Warranties.

1.1.                                          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                                          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                                  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                                                  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

EXHIBIT F

GUARANTY

THIS GUARANTY, dated October 8, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) is executed by each of the undersigned Guarantors (whether one or more, the “Guarantor”, and if more than one jointly and severally) for value received, the sufficiency of which is hereby acknowledged, and in consideration of any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to TEXAS ROADHOUSE, INC., a Delaware corporation (the “Borrower”) for the benefit of the Borrower and its Subsidiaries pursuant to that certain Credit Agreement dated October 8, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between the Borrower, each lender party thereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders thereunder (the “Administrative Agent”), and each Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1.                                      Guaranty.  The Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all “Obligations” as defined in the Credit Agreement, and any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to the Administrative Agent and the Lenders arising under the Credit Agreement and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with the Credit Agreement (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”).  The Administrative Agent’s and each of the Lender’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty.  The obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2.                                      No Setoff or Deductions; Taxes.  The Guarantor represents and warrants that it is incorporated or formed and a resident in the United States of America.  All payments by the Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes.  If the Guarantor must make a payment under this Guaranty, the Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Lender so that no withholding tax is imposed on the payment.  If notwithstanding the foregoing, the Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which the Administrative Agent’s or any of the Lender’s principal office or actual lending office is located and (b) measured by the United States taxable income the Administrative Agent and the Lenders would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by the Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, the Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Administrative Agent and the Lenders receives the sum they would have received had no such deduction or withholding been made and shall also pay to the Administrative Agent and the Lenders, on demand, all additional amounts which the Administrative Agent and the Lenders specify as necessary to preserve the after-tax yield the Administrative Agent and the Lenders would have received if such taxes had not been imposed.

The Guarantor shall promptly provide the Administrative Agent with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

3.                                      No Termination.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Administrative Agent and the Lenders or facilities provided by the Administrative Agent and the Lenders with respect to the Guaranteed Obligations are terminated.  At the Administrative Agent’s option, all payments under this Guaranty shall be made to an office of the Administrative Agent located in the United States and in U.S. Dollars.

4.                                      Waiver of Notices.  The Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof.  The Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled.

5.                                      Subrogation.  The Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Administrative Agent and the Lenders or facilities provided by the Administrative Agent and the Lenders with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6.                                      Waiver of Suretyship Defenses.  The Guarantor agrees that the Administrative Agent and the Lenders may, at any time and from time to time, and without notice to the Guarantor, make any agreement with the Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantor under this Guaranty.  The Guarantor waives any

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defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of the Borrower, or any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower and waives the benefit of any statute of limitations affecting the liability of the Guarantor hereunder.  The Guarantor waives any right to enforce any remedy which the Administrative Agent or the Lenders now have or may hereafter have against the Borrower and waives any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or the Lenders.  Further, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

7.                                      Exhaustion of Other Remedies Not Required.  The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations.  The Guarantor waives diligence by the Administrative Agent or the Lenders and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Administrative Agent or the Lenders to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against the Guarantor, including but not limited to the benefits of N.C. General Statutes §§ 26-7 through 26-9 inclusive, as amended, or any similar statute.

8.                                      Reinstatement.  Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9.                                      Subordination.  The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Administrative Agent and the Lenders or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Administrative Agent and the Lenders and the proceeds thereof shall be paid over to the Administrative Agent and the Lenders on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

10.                               Information.  The Guarantor agrees to furnish promptly to the Administrative Agent any and all financial or other information regarding the Guarantor or its property as the Administrative Agent may reasonably request in writing.

11.                               Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Administrative Agent.

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12.                               Expenses.  The Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Administrative Agent’s and each of the Lender’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Lender in any case commenced by or against the Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.  The obligations of the Guarantor under the preceding sentence shall survive termination of this Guaranty.

13.                               Amendments.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor.

14.                               No Waiver; Enforceability.  No failure by the Administrative Agent or the Lenders to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15.                               Assignment; Governing Laws; Jurisdiction.  This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Administrative Agent or the Lenders and their successors and assigns and the Administrative Agent or the Lenders may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign or sell their participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of North Carolina.  The Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Charlotte, North Carolina in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  Service of process by the Administrative Agent or the Lenders in connection with such action or proceeding shall be binding on the Guarantor if given in accordance with Section 10.02 of the Credit Agreement.  The Guarantor agrees that the Administrative Agent or the Lenders may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Administrative Agent’s or the Lender’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty.

16.                               Condition of the Borrower.  The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as the Guarantor requires, and that the Administrative Agent and the Lenders have no duty, and the Guarantor is not relying on the Administrative Agent or the Lenders at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower.

17.                               Setoff.  If and to the extent any payment is not made when due hereunder, the Administrative Agent or the Lenders may setoff and charge from time to time any amount so due

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against any or all of the Guarantor’s accounts or deposits with the Administrative Agent or the Lenders.

18.                               Other Guarantees.  Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Administrative Agent and the Lenders or any term or provision thereof.

19.                               Representations and Warranties.  The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (e) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of the Guarantor and it has received adequate consideration for this Guaranty; and (f) the financial information, that has been delivered to the Administrative Agent and the Lenders by or on behalf of the Guarantor, is complete and correct in all respects and accurately presents the financial condition and the operational results of the Guarantor and since the date of the most recent financial statements delivered to the Administrative Agent and the Lenders, there has been no material adverse change in the financial condition or operational results of the Guarantor.

20.                               WAIVER OF JURY TRIAL; FINAL AGREEMENT.  TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE ADMINISTRATIVE AGENT EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

21.                               Limitations.  Notwithstanding anything herein to the contrary, under no circumstances shall the maximum aggregate liability of the Guarantor hereunder exceed the amount of the Aggregate Commitments, plus payment of interest accruing on the guaranteed indebtedness, and fees, charges and costs of collecting the guaranteed indebtedness, including reasonable attorneys’ fees.  Further this Guaranty shall terminate on the Maturity Date; provided, however, the termination of this Guaranty on said date shall not affect the liability of the Guarantor with respect to obligations created or incurred prior to said date, or extensions or renewals of, interest accruing on, or fees, costs or expenses incurred with respect to obligations on or after said date.

(Signature Page Follows)

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IN WITNESS WHEREOF, each of the undersigned hereby causes this Guaranty to be executed and delivered as of the date first above written.

Texas Roadhouse of Elkhart, LLC
Texas Roadhouse of Lancaster, LLC
Texas Roadhouse of Lynchburg, LLC
Texas Roadhouse of Richmond, LLC
Texas Roadhouse of Roseville, LLC
Texas Roadhouse of Boise, LLC
Texas Roadhouse of Cedar Falls, LLC
Texas Roadhouse of Cheyenne, LLC
Texas Roadhouse of Dixie Highway, LLC
Texas Roadhouse of East Peoria, LLC
Texas Roadhouse of Elyria, LLC
Texas Roadhouse of Fort Wayne, LLC
Texas Roadhouse of Grand Junction, LLC
Texas Roadhouse of Lansing, LLC
Texas Roadhouse of New Philadelphia, LLC
Texas Roadhouse of Decatur, LLC
By: Texas Roadhouse Property Holdings LLC, its manager
By: Texas Roadhouse, Inc., its manager
By:
Name:
Title:

Texas Roadhouse Louisville I LLC
Texas Roadhouse of Abilene, Ltd.
Texas Roadhouse of Amarillo, Ltd.
Texas Roadhouse of Conroe, Ltd.
Texas Roadhouse of Corpus Christi, Ltd.
Texas Roadhouse of Denton, Ltd.
Texas Roadhouse of Fort Worth, Ltd.
Texas Roadhouse of Friendswood, Ltd.
Texas Roadhouse of Houston, Ltd.
Texas Roadhouse of Killeen, Ltd.
Texas Roadhouse of Live Oak, Ltd.
Texas Roadhouse of McAllen, Ltd.
Texas Roadhouse of San Antonio, Ltd.
Texas Roadhouse of Texarkana, Ltd.
Texas Roadhouse of Tyler, Ltd.
Texas Roadhouse of Wichita Falls, Ltd.
Longview Roadhouse II, Ltd.
Texas Roadhouse of College Station, Ltd.
Texas Roadhouse of El Paso, Ltd.
Texas Roadhouse of Grand Prairie, Ltd.
Texas Roadhouse of Lubbock, Ltd.
Texas Roadhouse of Mesquite, Ltd.
Texas Roadhouse of Pasadena, Ltd.
Texas Roadhouse of Waco, Ltd.
By: Texas Roadhouse Holdings LLC, its manager or general partner
By: Texas Roadhouse, Inc., its manager
By:
Name:
Title:

Texas Roadhouse Holdings LLC
By: Texas Roadhouse, Inc., its manager
By:
Name:
Title:

Texas Roadhouse of Texas, LLC
By: Texas Roadhouse, Inc., its manager
By:
Name:
Title:

Texas Roadhouse Property Holdings LLC
By: Texas Roadhouse, Inc., its manager
By:
Name:
Title:

Aspen Steaks, Ltd.
By: Aspen Steaks Exchange Subsidiary Inc., its manager
By:
Name:
Title:

Texas Roadhouse of Gainesville, Inc., I

By:
Name:
Title:

Texas Roadhouse Management Corp.

By:
Name:
Title:

Texas Roadhouse Development Corp.

By:
Name:
Title:

Aspen Steaks Exchange Subsidiary Inc.

By:
Name:
Title:

EXHIBIT G

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT (as amended, restated, supplemented or otherwise modified, this “Agreement”), dated as of October 8, 2004, by and among TEXAS ROADHOUSE, INC., a Delaware corporation (the “Borrower”) and the Subsidiaries of the Borrower party hereto and any Additional Pledgor (as defined below) who may become party to this Agreement (such Subsidiaries and Additional Pledgors, collectively, with the Borrower, the “Pledgors”, and each individually, a “Pledgor”) and the Issuers (each as hereinafter defined) party hereto in favor of Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 8, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders, and the Administrative Agent.

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement, the Lenders have agreed to make Credit Extensions to the Borrower upon the terms and subject to the conditions set forth therein.

It is a condition precedent to the obligation of the Lenders to make their respective Credit Extensions to the Borrower under the Credit Agreement that the Pledgors shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of itself and the Lenders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Credit Extensions to the Borrower thereunder, each Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of itself and the Lenders, as follows:

ARTICLE I

DEFINED TERMS

Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Pledgor” means each Subsidiary of the Borrower which hereafter becomes a Pledgor pursuant to Section 7.15 hereof and Section 6.15 of the Credit Agreement.

“Collateral” shall mean the collective reference to the Pledged Investment Property and the Pledged Partnership/LLC Interests.

“Guaranty” shall have the meaning assigned thereto in the Credit Agreement.

“Investment Property” shall have the meaning now or hereafter assigned thereto in the UCC.

“Issuers” means any issuer of any Pledged Investment Property or Pledged Partnership/LLC Interests (including, without limitation, any “issuer” as now or hereafter defined in the UCC.

“Obligations” shall have the meaning assigned thereto in the Credit Agreement.

“Pledged Investment Property” means, with respect to each Pledgor, the Investment Property of such Pledgor identified on Schedule 1 hereto.

“Pledged Partnership/LLC Interests” means, with respect to each Pledgor, the entire partnership interest, membership interest or limited liability company interest, as applicable, of such Pledgor in each partnership, limited partnership or limited liability company owned thereby listed on Schedule 1, including, without limitation, such Pledgor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Pledgor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Pledgor and all of the other economic rights, titles and interests of such Pledgor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Proceeds” means all “proceeds” (as now or hereafter defined in the UCC) of the Collateral, including, without limitation, all dividends, distributions or payments with respect thereto or collections thereon.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interests” means the security interests granted pursuant to this Agreement, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Loan Documents.

“UCC” shall have the meaning assigned thereto in the Credit Agreement.

Other Definitional Provisions.

(a)                                  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.  The meanings given to terms defined

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herein shall be equally applicable to both the singular and plural forms of such terms.  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof.  To the extent that a direct conflict between the provisions of this Agreement and the provisions of the Credit Agreement (other than with respect to any provision of this Agreement relating the grant, pledge and assignment of the Security Interest in the Collateral or the exercise of remedies with respect thereto), the Credit Agreement shall govern.

(c)                                  To the extent any amendment, revision or other modification of the UCC after the date hereof results in the renumbering of specific sections, revision of the order of specific sections or other changes in the organization of the UCC in effect as of the date hereof, all references herein to specific sections of the UCC in effect as of the date hereof shall be deemed to refer to such new section or sections which correspond to such original sections.

ARTICLE II

GRANT OF SECURITY INTEREST

Pledge and Grant of Security Interest.  Each Pledgor hereby grants, pledges and collaterally assigns to the Administrative Agent, for the ratable benefit of itself and the Lenders, a security interest in, all of such Pledgor’s right, title and interest in the Collateral, including, without limitation, all books and records pertaining to the Collateral and all Proceeds and products thereof, whether now existing or hereafter acquired, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

Control Agreement; Acknowledgement by Issuers.

(a)                                  The Pledgors hereby authorize and instruct each Issuer to comply, and each Issuer hereby agrees to so comply, with any instruction received thereby from the Administrative Agent in accordance with the terms of this Agreement with respect to the Collateral, without any consent or further instructions from the Pledgors (or other registered owner), and the Pledgors agree that such Issuer shall be fully protected in so complying.  Each Issuer agrees that its agreement set forth in the preceding sentence shall be sufficient to create in favor of the Administrative Agent, for the benefit of the Lenders, “control” of the Collateral, if any, of such Issuer within the meaning of such term under Section 8-106(c) of the UCC.

(b)                                 Each Issuer acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it.  Each Issuer agrees to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 4.6.  Each Issuer further agrees that the terms of this Agreement applicable thereto shall be binding on such Issuer with respect to all actions that may be required of it in its capacity as Issuer under or pursuant to or arising out of this Agreement.

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Nature of Pledge.

(c)                                  Each of the Pledgors agrees that its obligations under this Agreement shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i)                                     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower or any Subsidiary thereof is or may become a party;

(ii)                                  the absence of any action to enforce this Agreement, the Credit Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this Agreement, the Credit Agreement or any other Loan Document;

(iii)                               the existence, value or condition of, or failure to perfect its Lien against, any security for or other pledge with respect to the Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or pledge (including, without limitation, the release of any such security or pledge); or

(iv)                              any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or pledge;

(v)                                 it being agreed by each Pledgor that its obligations under this Agreement shall not be discharged until the final indefeasible payment and performance, in full, of the Obligations and the termination of the Commitments.

(d)                                 Each Pledgor represents, warrants and agrees that its obligations under this Agreement are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

(e)                                  Each Pledgor hereby agrees and acknowledges that the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement, and all dealings between the Borrower and each Pledgor, and the Administrative Agent and the Lenders, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Credit Extensions to the Borrower thereunder, each Pledgor hereby represents and warrants to the Administrative Agent and each Lender that:

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Existence; Qualification and Power; Compliance with Laws.  Each Pledgor (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as now being conducted and hereafter proposed to be conducted except where the absence of any such license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect and (ii) execute, deliver and perform its obligations under this Agreement, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except where the failure to so qualify, be licensed or be in good standing, would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Laws except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Authorization of Agreement; No Conflict.  The execution, delivery and performance by each Pledgor of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Pledgor’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than the Security Interests), (i) any Contractual Obligation to which such Pledgor is a party which such conflict, breach or contravention would not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Pledgor or its property is subject which would reasonably be expected to have a Material Adverse Effect; or (c) violate any Law which would reasonably be expected to have a Material Adverse Effect.

Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Pledgor of this Agreement, except (a) as may be required by Laws affecting the offering and sale of securities generally, and (b) filings under the UCC.  Each of the Pledgors (x) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the absence of such Governmental Approval would not reasonably be expected to have a Material Adverse Effect, (y) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties, in each case except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect and (z) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law.

Binding Effect.  This Agreement has been duly executed and delivered by each Pledgor that is party thereto.  This Agreement constitutes a legal, valid and binding obligation of each Pledgor, enforceable against each Pledgor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium

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or similar state or federal debtor relief laws which affect the enforcement of creditor’s rights in general and the availability of equitable remedies.

Title, No Other Liens.  Except for the Security Interests, each Pledgor owns each item of the Collateral free and clear of any and all Liens.  No financing statement under the UCC of any state which names a Pledgor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except for any such financing statement (a) which will be terminated within forty-five (45) days after the date hereof (as such time may be extended by Administrative Agent in its sole discretion) and with respect to which the underlying obligation relating to such financing statement has been paid in full and any further commitment has been terminated as of the date hereof or (b) as have been filed in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, pursuant to this Agreement.  No Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that the Administrative Agent or its designee may have possession or Control of Collateral as contemplated hereby.

Perfected First Priority Liens.  The Security Interests (a) constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of each Pledgor and any Persons purporting to purchase any Collateral from such Pledgor and (b) are prior to all other Liens on the Collateral in existence on the date hereof.

Collateral.

(a)                                  As of the date hereof, all Collateral owned by the Pledgors is listed on Schedule 1.

(b)                                 All Pledged Investment Property and all Pledged Partnership/LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(c)                                  Each Pledgor is the legal, record and beneficial owner of, and has good and marketable title to, the Collateral pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

Financing Statements.  The Financing Statements naming each Pledgor as a debtor are in appropriate form and when filed in the jurisdiction of organization of each Pledgor, the Security Interests will constitute valid and perfected Security Interests in the Collateral of each Pledgor, prior to all other Liens and rights of others therein (to the extent that a security interest therein may be perfected by filing pursuant to the UCC) and all filings and other actions necessary or desirable to perfect and protect such Security Interests have been duly taken.

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ARTICLE IV

COVENANTS

Until the Obligations shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 7.1, each Pledgor covenants and agrees that:

Delivery of Collateral.

(a)                                  On the Closing Date, the Pledgors shall deliver to the Administrative Agent (i) all original stock certificates or other certificates evidencing the Collateral, if applicable, together with (ii) an undated stock or other power for each such certificate duly executed in blank by the Pledgor that is the registered owner thereof.

(b)                                 Upon receipt by any Pledgor after the Closing Date of any original stock certificates or other certificates evidencing any Collateral such Pledgor shall immediately pledge and deliver the corresponding certificates to the Administrative Agent duly endorsed in a manner satisfactory to the Administrative Agent and, as applicable, accompanied by duly executed undated stock or other power, in blank.

Payment of Obligations.  Each Pledgor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits there from, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves are maintained with respect thereto in accordance with GAAP and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

Maintenance of Perfected Security Interest.

(c)                                  Each Pledgor shall maintain the Security Interest created by this Agreement as a perfected Security Interest having at least the priority described in Section 3.8 and shall defend such Security Interest against the claims and demands of all Persons whomsoever.

(d)                                 The Pledgors will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of the Pledgors and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(e)                                  Upon the request of the Administrative Agent, at the sole expense of the Pledgors, jointly and severally, each Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein

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granted, including, without limitation, (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the Security Interests, and (ii) taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable UCC) with respect to the Collateral.

(f)                                    Each Pledgor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement, or (ii) create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Collateral to secure indebtedness of any Person or entity.

(g)                                 Each Pledgor will comply in all material respects with all Applicable Law with respect to the Collateral or any part thereof or to the operation of such Pledgor’s business.

Changes in Locations, Name, etc.  Each Pledgor will not, except upon thirty (30) days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests:

(h)                                 change its jurisdiction of organization; or

(i)                                     change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

Notices Each Pledgor will advise the Administrative Agent promptly, in reasonable detail, of: (a) any Lien (other than the Security Interests) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Security Interests.

Collateral.

(j)                                     Without the prior written consent of the Administrative Agent, none of the Pledgors will (i) vote to enable, or take any other action to permit, any Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of such Issuer, except for those additional interests that will be subject to the Security Interest granted herein in favor of the Administrative Agent, the certificates of which, if any, will be promptly delivered to the Administrative Agent together with an undated stock or other power for each such certificate duly executed in blank by such Pledgor as the registered owner thereof or (ii) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Administrative Agent to sell, assign or transfer any of the Collateral.  Each Pledgor

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will defend the right, title and interest of the Administrative Agent in and to any Collateral against the claims and demands of all Persons whomsoever.

(k)                                  If any Pledgor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Collateral, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent pursuant to Section 4.1.  Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of the Collateral shall be received by any Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

ARTICLE V

REMEDIAL PROVISIONS

Collateral.

(a)                                  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the Pledgors of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 5.2(b), the Pledgors shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Collateral, in each case paid in the normal course of business of the Issuers and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to the Collateral; provided that, no vote shall be cast or other corporate right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would result in a Default or Event of Default under any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)                                 If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the Pledgors,

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(i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of the Collateral and make application thereof to the Obligations in accordance with Section 8.03 of the Credit Agreement, and (ii) any or all of the Collateral shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Collateral at any meeting of shareholders, partners or members of the Issuers and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Issuer or upon the exercise by any Pledgor or the Administrative Agent of any right, privilege or option pertaining to such Collateral, and in connection therewith, the right to deposit and deliver any and all of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; but the Administrative Agent shall have no duty to any Pledgor to exercise any such right, privilege or option and the Administrative Agent and the Lenders shall not be responsible for failure to do so or delay in so doing.

(c)                                  Each Pledgor hereby authorizes and instructs each Issuer to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer shall be fully protected in so complying, and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Collateral directly to the Administrative Agent.

Proceeds to be Turned Over To Administrative Agent.  If an Event of Default shall occur and be continuing, all Proceeds received by any Pledgor consisting of cash, checks and other non-cash items shall be held by such Pledgor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Pledgor, and shall, forthwith upon receipt by such Pledgor, be turned over to the Administrative Agent in the exact form received by such Pledgor (duly indorsed by such Pledgor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a collateral account maintained under its sole dominion and control.  All Proceeds while held by the Administrative Agent in any such collateral account (or by any Pledgor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

Application of Proceeds. At such intervals as may be agreed upon by the Borrower and/or Pledgors and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds held in any collateral account in payment of the Obligations in accordance with Section 8.03 of the Credit Agreement.  Any

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balance of such Proceeds remaining after the Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Pledgors, or to whomsoever may be lawfully entitled to receive the same (if such Person is not a Pledgor).

Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of itself and the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Pledgor, which right or equity is hereby waived and released.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 8.03 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-610 and Section 9-615 of the UCC, shall the Administrative Agent account for the surplus, if any, to the Pledgors, or to whomever may be lawfully entitled to receive the same (if such Person is not a Pledgor).  To the extent permitted by applicable law, each Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Administrative Agent or any Lender, in each case against whom such claim is asserted.  The Administrative Agent may disclaim all warranties in connection with any sale or other disposition of the Collateral, including, without limitation, all warranties of title, possession, quiet enjoyment and the like.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

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Registration Rights.

(d)                                 If the Administrative Agent shall determine to exercise its right to sell any or all of the Collateral pursuant to Section 5.4, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Collateral, or that portion thereof to be sold, registered under the provisions of the Securities Act, each Pledgor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Collateral, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Pledgor agrees to cause each Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section II (a) of the Securities Act.

(e)                                  Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(f)                                    If the Administrative Agent shall determine to exercise its right to sell any or all of the Collateral pursuant to Section 5.4, each Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this Section 5.5 valid and binding and in compliance with any and all other Applicable Laws.  Each Pledgor further agrees that a breach of any of the covenants contained in this Section 5.5 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.5 shall be specifically enforceable against such Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

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Waiver, Deficiency.  Each Pledgor waives, to the extent permitted by Applicable Law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any Applicable Law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof.  Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

ARTICLE VI

THE ADMINISTRATIVE AGENT

Administrative Agent’s Appointment as Attorney-In-Fact, etc.

(a)                                  Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following:

(i)                                     pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof,

(ii)                                  execute, in connection with any sale provided for in Section 5.4 or Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii)                               (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against any Pledgor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (F)  generally, sell, transfer, pledge and make any agreement with respect to

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or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and the Pledgors’ expense, jointly and severally, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall give the Pledgors not less than ten (10) days notice of such sale or disposition.

(b)                                 If any Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with Section 6.1(a).

(c)                                  The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the Pledgors, shall be payable by the Pledgors, jointly and severally, to the Administrative Agent on demand.

(d)                                 Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a).  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests are released.

Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers.  The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgors for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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Financing Statements.  Pursuant to the UCC and any other applicable law, each Pledgor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Pledgor in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Agreement.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  Each Pledgor hereby authorizes, ratifies and confirms all financing statements and other filing or recording documents or instruments filed by the Administrative Agent prior to the date of this Agreement.

Authority of Administrative Agent.  Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Pledgor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and such Pledgor shall not be under any obligation, or entitlement to make any inquiry respecting such authority.

ARTICLE VII

MISCELLANEOUS

Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

Notices.  All notices, requests and demands to or upon the Administrative Agent or the Pledgors hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement.

No Waiver by Course of Conduct, Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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Enforcement Expenses, Indemnification.

(a)                                  Each Pledgor agrees, jointly and severally, to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Pledgor is a party, (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding), including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

(b)                                 Each Pledgor agrees, jointly and severally, to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (in each case, subject to Section 3.01 of the Credit Agreement) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  Each Pledgor agrees, jointly and severally, to pay, and to save the Administrative Agent and the Lenders harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(d)                                 The agreements in this Section 7.4 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

Waiver of Jury Trial.

EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Pledgors and shall inure to the benefit of the Pledgors (and shall bind all Persons who become bound as a Pledgor under this Agreement), the Administrative Agent and the Lenders and their successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (given in accordance with Section 7.1).

Set-Off.  Each Pledgor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time pursuant to Section 10.08 of the Credit Agreement, without notice to any Pledgor, any such notice being expressly waived by the Pledgors, to set-off and appropriate and apply any and all deposits (general or special, time or

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demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of any Pledgor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Pledgor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against any Pledgor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Administrative Agent and each Lender shall notify the Pledgors promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender under this Section 7.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Severability.  Any provision of this Agreement or any other Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section Heading.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Integration.  This Agreement and the other Loan Documents represent the agreement of each Pledgor, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW

CONSENT TO JURISDICTION.  EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH

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CAROLINA AND OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Acknowledgements.  Each Pledgor hereby acknowledges that:

(e)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(f)                                    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(g)                                 no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lenders or among the Pledgors and the Lenders.

Additional Pledgors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.15 of the Credit Agreement shall become a Pledgor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in form and substance satisfactory to the Administrative Agent.

Releases.

(h)                                 At such time as the Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Pledgors hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Pledgors.  At the request and sole expense of the Pledgors following any such termination, the Administrative Agent shall

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deliver to the Pledgors any Collateral held by the Administrative Agent hereunder, and execute and deliver to the Pledgors such documents as such Pledgors shall reasonably request to evidence such termination.

(i)                                     If any of the Collateral shall be sold, transferred or otherwise disposed of by any Pledgor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Pledgor, shall execute and deliver to such Pledgor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  In the event that all the capital stock of any Pledgor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request the expense of such Pledgor, such Pledgor shall be released from its obligations hereunder; provided that such Pledgor shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the Pledgor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by such Pledgor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

Texas Roadhouse, Inc.

By:
Name:
Title:

Texas Roadhouse Holdings LLC

By: Texas Roadhouse, Inc., its manager

By:
Name:
Title:

Texas Roadhouse of Texas, LLC

By: Texas Roadhouse, Inc., its manager

By:
Name:
Title:

Texas Roadhouse Property Holdings LLC

By: Texas Roadhouse, Inc., its manager

By:
Name:
Title:

Aspen Steaks Exchange Subsidiary Inc.

By:
Name:
Title:

Texas Roadhouse of Elkhart, LLC
Texas Roadhouse of Lancaster, LLC
Texas Roadhouse of Lynchburg, LLC
Texas Roadhouse of Richmond, LLC
Texas Roadhouse of Roseville, LLC
Texas Roadhouse of Boise, LLC
Texas Roadhouse of Cedar Falls, LLC
Texas Roadhouse of Cheyenne, LLC
Texas Roadhouse of Dixie Highway, LLC
Texas Roadhouse of East Peoria, LLC
Texas Roadhouse of Elyria, LLC
Texas Roadhouse of Fort Wayne, LLC
Texas Roadhouse of Grand Junction, LLC
Texas Roadhouse of Lansing, LLC
Texas Roadhouse of New Philadelphia, LLC
Texas Roadhouse of Decatur, LLC

By: Texas Roadhouse Property Holdings LLC, its manager

By: Texas Roadhouse, Inc., its manager

By:
Name:
Title:

Texas Roadhouse Louisville I LLC
Texas Roadhouse of Abilene, Ltd.
Texas Roadhouse of Amarillo, Ltd.
Texas Roadhouse of Conroe, Ltd.
Texas Roadhouse of Corpus Christi, Ltd.
Texas Roadhouse of Denton, Ltd.
Texas Roadhouse of Fort Worth, Ltd.
Texas Roadhouse of Friendswood, Ltd.
Texas Roadhouse of Houston, Ltd.
Texas Roadhouse of Killeen, Ltd.
Texas Roadhouse of Live Oak, Ltd.
Texas Roadhouse of McAllen, Ltd.
Texas Roadhouse of San Antonio, Ltd.
Texas Roadhouse of Texarkana, Ltd.
Texas Roadhouse of Tyler, Ltd.
Texas Roadhouse of Wichita Falls, Ltd.
Longview Roadhouse II, Ltd.
Texas Roadhouse of College Station, Ltd.
Texas Roadhouse of El Paso, Ltd.
Texas Roadhouse of Grand Prairie, Ltd.
Texas Roadhouse of Lubbock, Ltd.
Texas Roadhouse of Mesquite, Ltd.
Texas Roadhouse of Pasadena, Ltd.
Texas Roadhouse of Waco, Ltd.
Texas Roadhouse Delaware LLC
Texas Roadhouse of Parker, LLC
Texas Roadhouse of Jacksonville, NC, LLC
Texas Roadhouse of Austin, Ltd.

By: Texas Roadhouse Holdings LLC, its manager or general partner

By: Texas Roadhouse, Inc., its manager
By:
Name:
Title:

Aspen Steaks, Ltd.

By: Aspen Steaks Exchange Subsidiary Inc., its manager

By:
Name:
Title:

Texas Roadhouse of Gainesville, Inc., I

By:
Name:
Title:

Texas Roadhouse Management Corp.

By:
Name:
Title:

Texas Roadhouse Development Corp.

By:
Name:
Title:

[Signature Pages Continue]

BANK OF AMERICA, NA.,
as Administrative Agent
By:
Name:
Title:

SCHEDULE 1

to
Pledge Agreement
DESCRIPTION OF COLLATERAL

Pledged Investment Property/Pledged Partnership/LLC Interests

Pledgors:	Issuers:

Texas Roadhouse, Inc.	100% of Texas Roadhouse Holdings LLC (common shares only)
100% of Texas Roadhouse Development Corporation
100% of Texas Roadhouse Management Corp.
100% of Aspen Steaks Exchange Subsidiary Inc.
100% of Texas Roadhouse of Gainesville, Inc., I
100% of Texas Roadhouse Property Holdings LLC
100% of Texas Roadhouse of Texas, LLC

Aspen Steaks Exchange Subsidiary Inc.	100% of Aspen Steaks, Ltd.

Texas Roadhouse Property Holdings LLC
100% of Texas Roadhouse of Boise, LLC
100% of Texas Roadhouse of Cedar Falls, LLC
100% of Texas Roadhouse of Cheyenne, LLC
100% of Texas Roadhouse of Decatur, LLC
100% of Texas Roadhouse of Dixie Highway, LLC
100% of Texas Roadhouse of East Peoria, LLC
100% of Texas Roadhouse of Elkhart, LLC
100% of Texas Roadhouse of Elyria, LLC
100% of Texas Roadhouse of Fort Wayne, LLC
100% of Texas Roadhouse of Grand Junction, LLC
100% of Texas Roadhouse of Lancaster, LLC
100% of Texas Roadhouse of Lynchburg, LLC
100% of Texas Roadhouse of Lansing, LLC
100% of Texas Roadhouse of New Philadelphia, LLC
100% of Texas Roadhouse of Richmond, LLC
100% of Texas Roadhouse of Roseville, LLC

Texas Roadhouse Holdings LLC	100% of Texas Roadhouse Delaware LLC
100% of Texas Roadhouse Louisville I LLC
52.5% of Texas Roadhouse of Parker, LLC
52.5% of Texas Roadhouse of Jacksonville, NC, LLC
1% of Texas Roadhouse of Austin, Ltd.
1% of Texas Roadhouse of Abilene, Ltd.
1% of Texas Roadhouse of Fort Worth, Ltd.

1% of Texas Roadhouse of Killeen, Ltd.
1% of Texas Roadhouse of McAllen, Ltd.
1% of Texas Roadhouse of San Antonio, Ltd.
1% of Texas Roadhouse of Wichita Falls, Ltd.
1% of Texas Roadhouse of El Paso, Ltd.
1% of Texas Roadhouse of Amarillo, Ltd.
1% of Texas Roadhouse of College Station, Ltd.
1% of Texas Roadhouse of Conroe, Ltd.
1% of Texas Roadhouse of Corpus Christi, Ltd.
1% of Texas Roadhouse of Denton, Ltd.
1% of Texas Roadhouse of Friendswood, Ltd.
1% of Texas Roadhouse of Grand Prairie, Ltd.
1% of Texas Roadhouse of Houston, Ltd.
1% of Texas Roadhouse of Live Oak, Ltd.
1% of Longview Roadhouse II, Ltd.
1% of Texas Roadhouse of Lubbock, Ltd.
1% of Texas Roadhouse of Mesquite, Ltd.
1% of Texas Roadhouse of Pasadena, Ltd.
1% of Texas Roadhouse of Texarkana, Ltd.
1% of Texas Roadhouse of Tyler, Ltd.
1% of Texas Roadhouse of Waco, Ltd.

Texas Roadhouse of Texas, LLC	64% of Texas Roadhouse of Austin, Ltd.
99% of Texas Roadhouse of Abilene, Ltd.
99% of Texas Roadhouse of Fort Worth, Ltd.
99% of Texas Roadhouse of Killeen, Ltd.
99% of Texas Roadhouse of McAllen, Ltd.
99% of Texas Roadhouse of San Antonio, Ltd.
99% of Texas Roadhouse of Wichita Falls, Ltd.
99% of Texas Roadhouse of El Paso, Ltd.
99% of Texas Roadhouse of Amarillo, Ltd.
99% of Texas Roadhouse of College Station, Ltd.
99% of Texas Roadhouse of Conroe, Ltd.
99% of Texas Roadhouse of Corpus Christi, Ltd.
99% of Texas Roadhouse of Denton, Ltd.
99% of Texas Roadhouse of Friendswood, Ltd.
99% of Texas Roadhouse of Grand Prairie, Ltd.
99% of Texas Roadhouse of Houston, Ltd.
99% of Texas Roadhouse of Live Oak, Ltd.
99% of Longview Roadhouse II, Ltd.
99% of Texas Roadhouse of Lubbock, Ltd.
99% of Texas Roadhouse of Mesquite, Ltd.
99% of Texas Roadhouse of Pasadena, Ltd.
99% of Texas Roadhouse of Texarkana, Ltd.
99% of Texas Roadhouse of Tyler, Ltd.
99% of Texas Roadhouse of Waco, Ltd.

PLEDGE AGREEMENT

dated as of October 8, 2004

by and among

TEXAS ROADHOUSE, INC.

and

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent

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